FOR IMMEDIATE RELEASE

THE CHILDREN’S PLACE RETAIL STORES, INC. REPORTS APRIL SALES

Secaucus, New Jersey - May 8, 2008 - The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE) today announced sales of $128.7 million for the four-week period ended May 3, 2008, a 24% increase compared to sales of $104.2 million for the four-week period ended May 5, 2007. Comparable store sales increased 15% compared to last year’s 1% decrease. During the month the Company opened one store and closed one store.

Total Sales (millions):

	April 2008	April 2007	% Increase	First Quarter 2008	First Quarter 2007	% Increase
The Children’s Place	$128.7	$104.2	24%	$400.2	$356.0	12%

Comparable Store Sales Increase/(Decrease):

	April 2008	April 2007	First Quarter 2008	First Quarter 2007
The Children’s Place	15%	(1)%	5%	2%

As a result of the Company’s decision to exit the Disney Store North America (“DSNA”) business, the Company will report the results of the DSNA business as discontinued operations from the beginning of the fiscal year. Therefore, the above sales results reflect The Children’s Place brand only. The discontinued operations will be reflected in the Company’s first quarter press release and Form 10-Q for the first quarter ended May 3, 2008.

In conjunction with today’s April sales release, you are invited to listen to the Company’s pre-recorded monthly sales call, which will be available beginning at 7:30 a.m. Eastern Time today through Thursday, May 15, 2008. To access the call, please dial (402) 220-2661 or you may listen through the Investor Relations section of the Company’s website, www.childrensplace.com.

The Company plans to report first quarter results on Thursday, May 22, 2008. The Company will host a conference call on that date to be broadcast live at 10:00 a.m. Eastern Time. Interested parties are invited to listen to the call by dialing (800) 862-9098 and providing the Conference ID, PLCE. The call will also be webcast live and can be accessed via the Company’s web site, www.childrensplace.com. A replay of the call will be available approximately one hour after the conclusion of the call, until midnight on May 29, 2008. To access the replay, please dial (800) 753-6121, or you may listen to the audio archive on the Company’s website, www.childrensplace.com.

The Children’s Place Retail Stores, Inc. is a leading specialty retailer of children’s merchandise. The Company designs, contracts to manufacture and sells high-quality, value-priced merchandise under the proprietary “The Children’s Place” brand name. As of May 3, 2008, the Company owned and operated 906 The Children’s Place stores and its online store at www.childrensplace.com.

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PLCE: April 2008 Sales Release

This press release (and above referenced calls) may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Company's current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially. Some of these risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its reports on Forms 10-K and 10-Q. Risks and uncertainties relating to the exit of the DSNA business, including the risk that claims may be asserted against the Company or its subsidiaries other than Hoop, whether or not such claims have any merit, and the Company's ability to successfully defend such claims, in addition to the risk that the Company may not be able to access, if necessary, additional sources of liquidity or obtain financing on commercially reasonable terms or at all, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by the downturn in the economy, as well as risks and uncertainties relating to other elements of the Company’s strategic review, could cause actual results, events and performance, to differ materially. Readers (or listeners on the calls) are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

CONTACT:	The Children’s Place Retail Stores, Inc.
Rich Paradise, SVP, Chief Financial Officer, (201) 558-2400
Heather Anthony, Senior Director, Investor Relations, (201) 558-2865
Media:
Diane Zappas/Evan Goetz of FD, (212) 850-5600